Exhibit 10.16

CANGO INC.

SHARE INCENTIVE PLAN 2018

CANGO INC.

SHARE INCENTIVE PLAN 2018

Cango Inc., a Cayman Islands exempt company with limited liability (the “Company”), sets forth herein the terms of its Share Incentive Plan 2018 (the “Plan”) as follows:

1.	PURPOSE

The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of the members of the Board, Employees and Consultants to those of the Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest and special efforts the successful conduct of the Company’s operation is largely dependent.

2.	DEFINITIONS

Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1    “Additional Shares” has the meaning set forth in Section 3.1.

2.2    “Administrators” has the meaning set forth in Section 11.

2.3    “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable corporate, securities, tax, foreign exchange and other laws, rules, regulations and government orders, and the rules of any applicable stock exchange or national market system of any applicable jurisdictions.

2.4    “Award” means Option, Restricted Share, Restricted Share Unit, or any other type of awards granted to a Participant pursuant to the Plan.

2.5    “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including the Share Option Grant Agreement, the Restricted Shares Award Agreement, the Restricted Share Units Award Agreement and other written agreement, contract, or other instrument or document entered into or issued by the Company.

2.6    “Board” means the board of directors of the Company.

2.7    “Code” means the Internal Revenue Code of 1986 of the United States, as amended.

2.8    “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to a Service Recipient; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Service Recipient to render such services.

2.9    “Corporate Transaction”, unless otherwise defined in an Award Agreement, means any of the following transactions, provided, however, that the Administrators shall determine under (d) and (e) whether multiple transactions are related, and their determination shall be final, binding and conclusive:

(a)    an amalgamation, arrangement or consolidation or scheme of arrangement (i) in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or (ii) following which the holders of the voting securities of the Company do not continue to hold more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity;

(b)    the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(c)    the complete liquidation or dissolution of the Company;

(d)    any reverse takeover or series of related transactions culminating in a reverse takeover (including, without limitation, a tender offer followed by a reverse takeover) in which the Company is the surviving entity but (A) the Company’s equity securities outstanding immediately prior to such takeover are converted or exchanged by virtue of the takeover into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such takeover or the initial transaction culminating in such takeover, but excluding any such transaction or series of related transactions that the Administrators determine shall not be a Corporate Transaction;

(e)    acquisition in a single or a series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or a series of related transactions that the Administrators determine shall not be a Corporate Transaction;

(f)    the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board; provided that, if the election, or nomination for election by the Company’s shareholders, of any new member of the Board is approved by the Incumbent Board pursuant to the Shareholders Agreement and the M&AA, such new member of the Board shall be considered as a member of the Incumbent Board; or

(g)    the restructuring of the Company, any Parent and Subsidiary for the purpose of (i) conducting an A-share public offering in the PRC and listing on any national stock exchange in the PRC or (ii) listing on the National Equities Exchange and Quotations of the PRC, in each case in accordance with the resolutions passed by the shareholders and directors of the Company in accordance with the M&AA.

2.10    “Disability”, unless otherwise defined in an Award Agreement, has the same meaning as the term of “permanent and total disability” as defined in Section 22(e)(3) of the Code.

2.11    “Effective Date” has the meaning set forth in Section 12.1.

2.12    “Employee” means any person, including an officer or a member of the Board or a member of the board of any Parent or Subsidiary of the Company or any Related Entity, who is in the employment of a Service Recipient, subject to the control and direction of the Service Recipient as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by a Service Recipient shall not be sufficient to constitute “employment” by the Service Recipient.

2.13    “Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended.

2.14    “Expiration Date” means the tenth (10th) anniversary of the Effective Date.

2.15    “Fair Market Value” means, as of any date, the value of Shares determined as follows:

(a)    If the Shares are listed on one or more established stock exchanges or national market systems, including, without limitation, the New York Stock Exchange and the Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Administrators) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrators deem reliable;

(b)    If the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such Shares as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrators deem reliable; or

(c)    In the absence of an established market for the Shares of the type described in (a) and (b), above, the Fair Market Value thereof shall be determined by the Administrators in good faith and in their discretion.

2.16    “Incentive Share Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.17    “Independent Director” means (i) before the Shares are listed on a stock exchange, a member of the Board who is a Non-Employee Director; and (ii) after the Shares are listed on a stock exchange, a member of the Board who meets the independence standards under the applicable corporate governance rules of the stock exchange.

2.18    “Initial Shares” has the meaning set forth in Section 3.1.

2.19    “IPO” has the meaning ascribed to it in the Shareholders Agreement.

2.20    “M&AA” means the amended and restated memorandum of association of the Company and the amended and restated articles of association of the Company, each adopted by a special resolution of the Company on March 23, 2018 (as amended from time to time pursuant to the terms thereof).

2.21    “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

2.22    “Non-Qualified Share Option” means an Option that is not intended to be an Incentive Share Option.

2.23    “Option” means a right granted to a Participant pursuant to Section 5 of the Plan to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Share Option or a Non-Qualified Share Option.

2.24    “Participant” means a person who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.25    “Parent” means a parent corporation under Section 424(e) of the Code.

2.26    “Plan” means this Cango Inc. Share Incentive Plan 2018, as amended from time to time pursuant to the terms hereof.

2.27    “Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or Subsidiary of the Company holds a substantial ownership interest, directly or indirectly, but which is not a Subsidiary and which the Administrators designate as a Related Entity for purposes of the Plan.

2.28    “Restricted Share” means a Share awarded to a Participant pursuant to Section 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.29    “Restricted Shares Award Agreement” means an agreement entered into by and between the Company and a Participant evidencing a grant of an award of Restricted Shares to the Participant by the Company.

2.30    “Restricted Share Unit” means the right granted to a Participant pursuant to Section 7 to receive a Share at a future date.

2.31    “Restricted Share Units Award Agreement” means an agreement entered into by and between the Company and a Participant evidencing a grant of an award of Restricted Share Units to the Participant by the Company.

2.32    “Securities Act” means the Securities Act of 1933 of the United States, as amended.

2.33    “Service” shall have the meaning ascribed to it in Award Agreement.

2.34    “Service Recipient” means the Company, any Parent or Subsidiary of the Company and any Related Entity to which a Participant provides services as an Employee.

2.35    “Share” means ordinary shares, par value US$0.0001 per share, of the Company, and such other securities of the Company that may be substituted for Shares pursuant to Section 10. When referenced in the context of listings on a stock exchange or quotations on an automated quotation system, “Shares” may also refer to American Depositary Shares or other securities representing the ordinary shares.

2.36    “Share Option Grant Agreement” means an agreement entered into by and between the Company and a Participant evidencing a grant of Options to the Participant by the Company.

2.37    “Shareholders Agreement” means the shareholders agreement of the Company, entered into on March 23, 2018 (as amended from time to time pursuant to the terms thereof).

2.38    “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting shares or voting power is beneficially owned, directly or indirectly, by the Company. For purposes of this Plan, Subsidiary shall also include any consolidated variable interest entity of the Company.

2.39    “Trading Date” means the closing of the first sale to the general public of the Shares pursuant to a registration statement filed with and declared effective by the U.S. Securities and Exchange Commission under the Securities Act.

2.40    “Vesting Commencement Date” has the meaning ascribed to it in Section 5.1(c).

3.	SHARES SUBJECT TO THE PLAN

3.1	Number of Shares.

(a)    Subject to the provisions of Sections 10 and 3.1(b), the maximum aggregate number of Shares which may be issued pursuant to all Awards shall initially be equal to 27,845,526 Shares, or such other number of Shares as provided in the Shareholders Agreement, and duly approved by the Board in accordance with the Shareholders Agreement (the “Initial Shares”). Once the Initial Shares are all issued to Participants, new Shares can be reserved for issuance of Awards under the Plan in accordance with the requirements as provided in the Shareholders Agreements or otherwise determined by the Board (the “Additional Shares”).

(b)    To the extent that an Award terminates, expires or lapses for any reason, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any Parent or Subsidiary of the Company shall not be counted against Shares available for grant pursuant to the Plan. Shares delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder. If any Restricted Shares are forfeited by the Participant or repurchased by the Company, such Shares may again be optioned, granted or awarded hereunder. Notwithstanding the foregoing and, subject to adjustment as provided in Section 10.1, the maximum number of Shares that may be issued upon the exercise of Incentive Share Options will equal the aggregate Share number stated in Section 3.1(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3.1(b).

3.2	Share Distributed.

Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares purchased on the open market. Additionally, in the discretion of the Administrators, American Depository Shares in an amount equal to the number of Shares which otherwise would be distributed pursuant to an Award may be distributed in lieu of Shares in settlement of any Award. If the number of Shares represented by an American Depository Share is other than on a one-to-one basis, the limitations of Section 3.1 shall be adjusted to reflect the distribution of American Depository Shares in lieu of Shares.

4.	ELEGIBILITY AND PARTICIPATION

4.1	Eligibility.

Persons eligible to participate in this Plan include Employees, Consultants, and all members of the Board, as determined by the Administrators.

4.2	Participation.

Subject to the provisions of the Plan, the Administrators may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any automatic right to be granted an Award pursuant to this Plan.

4.3	Jurisdictions.

In order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Administrators may provide for such special terms as they may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, subject to the approval requirements as provided in Section 11.1, the Administrators may approve and implement such supplements to, or amendments, restatements or alternative versions of, the Plan as they may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose. No such supplements, amendments, restatements or alternative versions shall increase the share limitations contained in Section 3.1 of the Plan unless otherwise approved by the Board. Notwithstanding the foregoing, the Administrators may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

5.	OPTIONS

5.1	General.

No other types of Awards than Options can be granted with respect to the Initial Shares. This limitation on types of Awards to be granted is not applicable to the Additional Shares reserved pursuant to Section 3.1 above. The Administrators are authorized to grant Options to Participants on the following terms and conditions:

(a)    Exercise Price. The exercise price per Share subject to an Option granted with respect to the Initial Shares shall be determined by the Administrators and as approved by the Board. For any Option granted with respect to the Additional Shares, the exercise price per Share subject to such Option shall be determined by the Administrators and set forth in the Award Agreement which, unless otherwise determined by the Administrators, may be a fixed or variable price determined by reference to the Fair Market Value of the Shares over which such Award is granted; provided, that no Option may be granted to a recipient subject to U.S. Federal income tax with an exercise price per Share which is less than the Fair Market Value of such Shares on the date of grant (or date of adjustment pursuant to the following sentence), without compliance with Section 409A of the Code, or the Participant’s consent; provided, further, that Nonstatutory Stock Options may be granted with an exercise price lower than that set forth herein if such Option is granted pursuant to an assumption or substitution for an option granted by another company, whether in connection with an acquisition of such other company or otherwise; provided, further, that the exercise price per Share shall not in any circumstances be less than the par value of the Share. The exercise price per Share subject to an Option may be amended or adjusted in the absolute discretion of the Administrators, provided, that such adjustment does not result in a materially adverse impact to the Participant; provided, further, that the exercise price per Share may not in any circumstances be reduced to less than the par value of the Share. For the avoidance of doubt, to the extent not prohibited by Applicable Laws, a downward adjustment of the exercise prices of Options mentioned in the preceding sentence shall be effective without the approval of the Board or the Company’s shareholders or the approval of the affected Participants.

(b)    Time and Conditions of Grant. An Option can be granted at any time regardless of whether an IPO occurs. Despite the aforesaid, the Options granted with respect to the Initial Shares under this Plan shall be granted to Participants in four (4) installments. The first installment may be granted within one (1) month after the date hereof, provided that the number of Options for such installment can only be granted to acquire up to 20% of the Initial Shares. The second, the third and the forth installments shall occur respectively within four (4) months after the end of the year 2018, 2019 and 2020, with the number of Options being granted to acquire up to 20%, 30% and 30% of the Initial Shares, respectively. Each of the Administrators shall be granted an Option or Options to acquire up to 30% of the relevant number of the Shares in each of the aforesaid four (4) installments. For the other individuals who are eligible to participate in the Plan, the Administrators shall have the right to determine the number of individuals eligible to participate in the Plan and the relevant number of the Shares to be granted to such other eligible individuals in their sole discretion. The Administrators shall have the right to determine in their sole discretion the conditions and standards for the grant of Options which are to be set forth in the Award Agreement or to be separately announced by the Administrators from time to time.

(c)    Vesting Schedule. No Options granted with respect to the Initial Shares under this Plan are exercisable prior to one (1) year after the date of grant. Upon expiration of such one (1)-year term (such date, the “Vesting Commencement Date”), the relevant Option to acquire the Initial Shares may be vested with respect to 50% of the Shares subject to such Option on the first (1st) anniversary following the Vesting Commencement Date. Such Option may be vested with respect to the rest 50% of the Shares subject to such Option in two (2) equal installments (25% each) on the second (2nd) and third (3rd) anniversary following the Vesting Commencement Date. The Administrators shall also have discretion to determine conditions, if any, that must be satisfied before all or part of an Option may be vested.

(d)    Time and Conditions of Exercise. Subject to Sections 5.1(c) and (i), the Administrators shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten (10) years, except as provided in Section 13.1. For the avoidance of doubt, any Option granted to a recipient subject to U.S. Federal income tax shall not be exercisable past the 10th anniversary of the grant date. The Administrators shall also have discretion to determine conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(e)    Exercise Procedure. An Option that is exercisable may be exercised by the Participant’s delivery to the Company of a written notice of exercise on any business day, at the Company’s principal office, in the form specified by the Company. Such notice of exercise shall specify the number of Shares with respect to which the Option is being exercised and shall be accompanied by payment in full of the exercise price of the Shares for which the Option is being exercised.

(f)    Payment. To the extent permissible under the Applicable Laws, the Administrators shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, (i) cash or check denominated in U.S. dollars, (ii) cash or check denominated in Renminbi, (iii) cash or check denominated in any other local currency as approved by the Administrators, (iv) if the Administrators had so authorized on the grant of any particular Option hereunder (and subject such conditions, if any, as the Administrators may deem necessary to avoid adverse accounting effects to the Company), that number of Shares having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (v) after the Trading Date the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (vi) other property acceptable to the Administrators with a Fair Market Value equal to the exercise price, or (vii) any combination of the foregoing. Payment of any exercise price may also be made through cashless exercise at the election of the Administrators.

(g)    Share Option Grant Agreement. Each grant of an Option shall be evidenced by a Share Option Grant Agreement. The Share Option Grant Agreement shall include such additional provisions as may be specified by the Administrators.

(h)    Forfeiture. Except as otherwise determined by the Administrators at the time of the grant of the Award or thereafter, upon termination of employment or service for whatever reasons, Options that at that time have not been vested shall be forfeited in accordance with the Award Agreement; provided, however, that the Administrators may (a) provide in any Award Agreement that forfeiture conditions relating to Options will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part forfeiture conditions relating to Options.

(i)    Termination of Employment/Service and Right to Exercise. In case the Participant’s employment or service is terminated as a result of:

(i)    his or her retirement, death or disability as provided under the Applicable Laws, the relevant Options that at that time have become vested but have not been exercised may be exercisable by the Participant or the executors or administrators of the Participant’s estate or by any person who has acquired such Options directly from the Participant by beneficiary designation, bequest or inheritance, as the case may be, within six (6) months after the date of termination. With respect to such other Options that have been exercised, the relevant Shares subject to such Options shall remain at the sole disposal of the Participant or the said executors, administrators or the person indicated under the preceding sentence, as the case may be;

(ii)    his or her unilateral termination, non-renewal of the relevant employment contract, layoff or liquidation of the relevant Service Recipient, the relevant Options that at that time have become vested but have not been exercised shall be exercised by the Participant within two (2) months after the date of termination, otherwise such Options shall be forfeited immediately by the Administrators. With respect to such other Options that have been exercised, the relevant Shares subject to such Options shall remain at the sole disposal of the Participant; and

(iii)    his or her own violation of the Applicable Laws or a material breach of the relevant employment contract, the relevant Options that have not been exercised shall be forfeited and expire immediately upon the termination. With respect to those Options that have been exercised, the Company shall have the right to forfeit the relevant Options and repurchase the relevant Shares upon the exercise of relevant Options for consideration of the relevant exercise price or the Fair Market Value of each Share (whichever is lower), if the Company has incurred material losses or damages as a result of the Participant’s faults.

5.2	Incentive Share Options.

Incentive Share Options may be granted to Employees of the Company, a Parent or Subsidiary of the Company. Incentive Share Options may not be granted to Employees of a Related Entity or to Independent Directors or Consultants. The terms of any Incentive Share Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the following additional provisions of this Section 5.2:

(a)    Expiration of Option. An Incentive Share Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i)    Ten (10) years from the date it is granted, unless an earlier time is set in the Award Agreement; and

(ii)    Three (3) months after the Participant’s termination of employment as an Employee (unless otherwise expressly provided in this Plan or the Award Agreement or determined by the Administrators).

(b)    Transfer Restriction. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Share Option within (i) two (2) years from the date of grant of such Incentive Share Option or (ii) one (1) year after the transfer of such Shares to the Participant.

(c)    Expiration of Incentive Share Options. No Award of an Incentive Share Option may be made pursuant to this Plan after the Expiration Date.

(d)    Right to Exercise. During a Participant’s lifetime, an Incentive Share Option may be exercised only by the Participant.

6.	RESTRICTED SHARES

6.1	Grant of Restricted Shares.

The Administrators, at any time and from time to time, may grant or sell Restricted Shares to Participants as the Administrators shall determine. The Administrators shall determine the number of Restricted Shares to be granted or sold to a Participant. Despite the aforesaid, Restricted Shares can only be granted or sold with respect to the Additional Shares.

6.2	Restricted Shares Award Agreement.

Each award of Restricted Shares shall be evidenced by a Restricted Shares Award Agreement, which shall specify the period of restriction, the number of Restricted Shares granted or sold, grant or purchase price, and such other terms and conditions as the Administrators shall determine.

6.3	Restrictions.

Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Administrators may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Share). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrators determine at the time of the grant of the Award or thereafter.

6.4	Forfeiture/Repurchase.

Except as otherwise determined by the Administrators at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited or repurchased in accordance with the Award Agreement; provided, however, that the Administrators may (a) provide in any Restricted Shares Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Shares.

6.5	Certificates for Restricted Shares.

Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Administrators shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

6.6	Removal of Restrictions.

Unless the Administrators determine otherwise, Restricted Shares shall be held by the Company as escrow agent until the restrictions on such Restricted Shares have lapsed. Except as otherwise provided in this Section 6, Restricted Shares granted under the Plan shall be released from escrow as soon as practicable after the last day of the period of restriction. The Administrators, in their discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 6.5 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to the Shareholders Agreement, the M&AA, and applicable legal restrictions. The Administrators, in their discretion, may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

7.	RESTRICTED SHARE UNITS

7.1	Grant of Restricted Share Units.

The Administrators, at any time and from time to time, may grant Restricted Share Units to Participants as the Administrators shall determine. The Administrators shall determine the number of Restricted Share Units to be granted to each Participant. Despite the aforesaid, Restricted Share Units can only be granted with respect to the Additional Shares.

7.2	Restricted Share Units Award Agreement.

Each award of Restricted Share Units shall be evidenced by a Restricted Share Units Award Agreement, which shall specify any vesting conditions, the number of Restricted Share Units granted, and such other terms and conditions as the Administrators shall determine.

7.3	Performance Objectives and Other Terms.

The Administrators, in their discretion, may set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Restricted Share Units that will be paid out to the Participants.

7.4	Form and Timing of Payment of Restricted Share Units.

At the time of grant, the Administrators shall specify the date or dates the Restricted Share Units shall become fully vested and non-forfeitable. Upon vesting, the Administrators, in their sole discretion, may pay Restricted Share Units in the form of cash, in Shares or in a combination thereof.

7.5	Forfeiture/Repurchase.

Except as otherwise determined by the Administrators at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Share Units that are at that time unvested shall be forfeited or repurchased in accordance with the Award Agreement; provided, however, the Administrators may (a) provide in any Restricted Share Units Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Share Units will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Share Units.

8.	OTHER TYPE OF AWARDS

The Administrators, at any time and from time to time, may grant other types of Awards to Participants as the Administrators shall determine, including, without limitation, share appreciation rights, dividend equivalents, share payments and deferred shares. Despite the aforesaid, such other types of Awards can only be granted with respect to the Additional Shares.

9.	PROVISIONS APPLICABLE TO AWARDS

9.1	Award Agreement.

Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award, which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

9.2	Limits on Transfer.

Unless with prior written consent of the Administrators, no right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company, a Parent, a Subsidiary or a Related Entity, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company, a Parent, a Subsidiary or a Related Entity. Except as otherwise provided by the Administrators, no right or interest of a Participant in any Award shall be assigned, transferred or otherwise disposed of by such Participant other than by will or the laws of descent and distribution. The Administrators by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Share Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including, without limitation, members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Administrators, pursuant to such conditions and procedures as the Administrators may establish. Any permitted transfer shall be subject to the condition that the Administrators receive evidence satisfactory to them that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company, a Parent, a Subsidiary or a Related Entity to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

9.3	Beneficiaries.

Notwithstanding Section 9.2, a Participant may, in the manner determined by the Administrators, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrators. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided that the change or revocation is filed with the Administrators.

9.4	Share Certificates.

Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing the Shares pursuant to the exercise of any Award, unless and until the Administrators have determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all Applicable Laws, the provisions of the Shareholders Agreement and the M&AA. All Share certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Administrators deem necessary or advisable to comply with all Applicable Laws, the provisions of the Shareholders Agreement and the M&AA. The Administrators may place legends on any Share certificate to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Administrators may require that a Participant make such reasonable covenants, agreements and representations as the Administrators, in their discretion, deem advisable in order to comply with any such Applicable Laws, the provisions of the Shareholders Agreement and the M&AA. The Administrators shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrators.

9.5	Paperless Administration.

Subject to Applicable Laws, the Administrators may make Awards, provide applicable disclosure and procedures for exercise of Awards by an internet website or interactive voice response system for the paperless administration of Awards.

9.6	Foreign Currency.

A Participant may be required to provide evidence that any currency used to pay the exercise price of any Award were acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the exercise price for an Award is paid in Renminbi or other foreign currency, as permitted by the Administrators, the amount payable will be determined by conversion from U.S. dollars at the official rate promulgated by the People’s Bank of China for Renminbi, or for jurisdictions other than the People’s Republic of China, the exchange rate as selected by the Administrators on the date of exercise.

10.	CHANGES IN CAPITAL STRUCTURE

10.1	Adjustments.

In the event of any share dividend, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the Shares or the price of a Share, the Administrators shall make such proportionate adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan (including, without limitation, adjustments of the limitations in Section 3.1); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the number of shares covered by an Award or exercise price per share for any outstanding Awards under the Plan; provided, however, that the Administrators will make such adjustments to an Award required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Award.

10.2	Corporate Transactions.

Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Participant, if the Administrators anticipate the occurrence, or upon the occurrence, of a Corporate Transaction, the Administrators may provide for the following measures in its discretion without the consent of a Participant: (i) any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise the vested portion of such Awards during a period of time as the Administrators shall determine, (ii) the purchase of any Award for an amount of cash equal to the amount that could have been attained by the Participant upon the exercise of such Award (and, for the avoidance of doubt, if as of such date the Administrators determine in good faith that no amount would have been attained by the Participant upon the exercise of such Award, then such Award may be terminated by the Administrators without payment), (iii) the replacement of such Award with other rights or property selected by the Administrators or the assumption of or substitution of such Award by the successor or surviving corporation, or a Parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and prices, (iv) payment of Award in cash based on the value of Shares on the date of the Corporate Transaction through the date when such Award would otherwise be vested or have been paid in accordance with its original terms, if necessary to comply with Section 409A of the Code, or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 10.2, the Administrators will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

10.3	Outstanding Awards — Other Changes.

In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Section 10, the Administrators may, in their absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date such change occurs and in the per share grant or exercise price of each Award as the Administrators may consider appropriate to prevent dilution or enlargement of rights; provided, however, that the Administrators will make such adjustments to an Award required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Award.

10.4	Acceleration upon IPO.

In the event of the occurrence of an IPO, the Administrators may at their discretion accelerate the vesting and/or cause the immediate exercise of the relevant Options. For the avoidance of doubt, for the purpose of this Section 10.4, “accelerate the vesting and/or cause the immediate exercise” means acceleration of (a) the vesting of Options granted under the Plan, (b) the exercise of the Options granted under the Plan, and (c) the combination of (a) and (b), such that outstanding unvested Options would both vest and be exercised.

10.5	No Other Rights.

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrators under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant or exercise price of any Award.

11.	ADMINISTRATION

11.1	Administrators.

The Plan shall be jointly administered by the ZHANG Xiaojun (张晓俊) and LIN Jiayuan (林佳元) (collectively, the “Administrators”) in accordance with this Plan, the Shareholders Agreement and the M&AA. For the avoidance of doubt and notwithstanding anything to the contrary in the Plan, the adoption, amendment, general implementation or termination of the Plan and any determinations regarding the grant or issuance of Awards pursuant to the Plan shall require the approval of the Board pursuant to the Shareholders Agreement.

11.2	Action by the Administrators.

The Administrators are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or other employee of the Company, any Parent or Subsidiary or Related Entity, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3	Authority of the Administrators.

Subject to any other provisions in the Plan, the Shareholders Agreement and the M&AA, the Administrators jointly have the exclusive power, authority and discretion to:

(a)    Prescribe, interpret and revise the relevant performance criteria for grant of an Award;

(b)    Designate Participants to receive Awards;

(c)    Determine the type or types of Awards to be granted to each Participant;

(d)    Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(e)    Determine the terms and conditions of any Award granted pursuant to the Plan, including, without limitation, the date of grant, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrators determine;

(f)    Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be canceled, forfeited or surrendered;

(g)    Revise or terminate the provisions of the Plan pursuant to the actual circumstances of the Company and its development plans, and submit the proposed revisions or termination for the approval of the Board;

(h)    Prescribe, amend and adjust the form of each Award Agreement, which need not be identical for each Participant;

(i)    Decide all other matters that must be determined in connection with an Award;

(j)    Establish, adopt or revise any rules and regulations as they may deem necessary or advisable to administer the Plan;

(k)    Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(l)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrators deem necessary or advisable to administer the Plan.

11.4	Decisions Binding.

The Administrators’ interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrators with respect to the Plan are final, binding and conclusive on all parties, except those matters that require due approval of the Board as provided in Section 11.1 above.

12.	EFFECTIVE AND EXPIRATION DATE

12.1	Effective Date.

The Plan is effective as of the date it is adopted and duly approved by the Board pursuant to the Shareholders Agreement.

12.2	Replacement of Previous Arrangements.

The Plan, the specific implementation rules as duly approved by the Board (if any) and all Awards Agreement shall constitute the entire document in relation to the Company’s share incentive arrangements, and shall replace any and all previous share incentive arrangements of the Company, any Parent and any Subsidiary in its entirety, and such arrangements shall cease to be effective upon the Effective Date.

12.3	Expiration Date.

The Plan will expire on, and no Award may be granted pursuant to the Plan after, the Expiration Date. Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

13.	AMENDMENT, MODIFICATION, AND TERMINATION

13.1	Amendment, Modification and Termination.

At any time and from time to time, the Administrators may terminate, amend or modify the Plan; provided, however, to the extent necessary to comply with Applicable Laws, the Shareholders Agreement and the M&AA, the Company shall obtain the Board approval of any Plan amendment in such a manner and to such a degree as required.

13.2	Awards Previously Granted.

Except with respect to amendments made pursuant to Section 14.15, no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

14.	GENERAL PROVISIONS

14.1	No Rights to Awards.

No Participant, employee or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrators are obligated to treat Participants, employees and other persons uniformly.

14.2	No Shareholders Rights.

No Award gives the Participant any of the rights of a Shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

14.3	Taxes.

No Shares shall be delivered under the Plan to any Participant until such Participant has made arrangements acceptable to the Administrators for the satisfaction of any income and employment tax withholding obligations under Applicable Laws. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by Applicable Laws to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Administrators may in their discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy any income and payroll tax liabilities applicable to the Participant with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Administrators, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for the applicable income and payroll tax purposes that are applicable to such supplemental taxable income.

14.4	No Right to Employment or Services.

Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Service Recipient to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employment or services of any Service Recipient.

14.5	Unfunded Status of Awards.

The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Parent, Subsidiary or Related Entity.

14.6	Indemnification.

To the extent allowable pursuant to Applicable Laws, the Administrators shall be indemnified and held harmless by the Company from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by them in satisfaction of judgment in such action, suit, or proceeding against them; provided that they give the Company an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which the Administrators may be entitled pursuant to the Shareholders Agreement and the M&AA, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.7	Relationship to other Benefits.

No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Parent, Subsidiary or Related Entity except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.8	Expenses.

The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

14.9	Titles and Headings.

The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

14.10	Fractional Shares.

No fractional Shares shall be issued and the Administrators shall determine, in their discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

14.11	Limitations Applicable to Section 16 Persons.

Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by the Applicable Laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

14.12	Government and Other Regulations.

The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all Applicable Laws, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register any of the Shares paid pursuant to the Plan under the Securities Act or any other similar law in any applicable jurisdiction. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act or other Applicable Laws, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

14.13	Governing Law.

The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Cayman Islands.

14.14	Sections 409A and 457A.

To the extent that the Administrators determine that any Award granted under the Plan is or may become subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation, any such regulation or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrators determine that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrators may adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrators determine are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and Section 457A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance.

14.15	Appendices.

Subject to the approval requirements as provided in Section 11.1 above, the Administrators may approve such supplements, amendments or appendices to the Plan as they may consider necessary or appropriate for purposes of compliance with Applicable Laws or otherwise and such supplements, amendments or appendices shall be considered a part of the Plan; provided, however, that no such supplements shall increase the share limitation contained in Section 3.1 of the Plan without the due approval of the Board.